      							OMB Number			3235-0104
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			U.S. SECURITIES AND EXCHANGE COMMISSION
					Washington, D. C. 20549
						   FORM 3
			INITIAL STATEMENT OF BENEFICIAL OWNERSHIP


Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
	Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940


(Print or Type Responses)

1.	Name and Address of Reporting Person *
 Eastbourne Capital Management, L.L.C., 1101 5th Ave., San Rafael, CA 94901
	(Last),	(First)	(Middle),	(Street),		(City)	(State)	(Zip)

2.	Date of Event Requiring Statement (Month/Day/Year)

	November 30, 1999

3.	IRS or Social Security Number of Reporting Person (Voluntary)

	________

4.	Issuer Name and Ticker and Trading Symbol

	Il Fornaio (America) Corporation ILFO

5.	Relationship of reporting person to issuer
	(Check all applicable)

	____ Director			__X__ 10% Owner

	____ Officer (give		____ Other (specify
          title below)			  below)
			______________________

6.	If Amendment, Date of Original (Month/Day/Year)

	_____________________

FORM 3 (continued)							Page 2 of 5 Pages


7.	Individual or Joint/Group Filing (Check Applicable line)

	____ Form filed by one Reporting Person

	__X__ Form filed by More than One Reporting Person

FORM 3 (continued)							Page 3 of 5 Pages

Table I - Non-Derivative Securities Beneficially Owned

1.	Title of Security (Inst. 4)
	Common Stock

2.	Amount of Securities Beneficially Owned (Instr. 4)
	582,748

3.	Ownership Form: Direct (D) or Indirect (I) (Instr. 5)
	D(1)

4.	Nature of Indirect Beneficial Ownership (Instr. 5)
	____________________
___________________________________________________________________________

1.	Title of Security (Inst. 4)
	Common Stock

2.	Amount of Securities Beneficially Owned (Instr. 4)
	586,000

3.	Ownership Form: Direct (D) or Indirect (I) (Instr. 5)
	D(2)

4.	Nature of Indirect Beneficial Ownership (Instr. 5)
	____________________

___________________________________________________________________________

1.	Title of Security (Inst. 4)
	Common Stock

2.	Amount of Securities Beneficially Owned (Instr. 4)
	186,725

3.	Ownership Form: Direct (D) or Indirect (I) (Instr. 5)
	____________________

4.	Nature of Indirect Beneficial Ownership (Instr. 5)
	I(3)
___________________________________________________________________________
Reminder:	Report on a separate line for each class of
		securities beneficially owned directly or indirectly.	(Over)

* If the form is filed by more than one reporting person,
  see Instruction 5(b)(v).							SEC 1473 (3-99)

FORM 3 (continued)							Page 4 of 5 Pages

Table II -	Derivative Securities Beneficially Owned
		(e.g., puts, calls, warrants, options, convertible securities)

1.	Title of Derivative Security  (Inst. 4)
	___________________________________________

2.	Date Exercisable and Expiration Date (Month/Day/Year)

	Date Exercisable				Expiration Date
	____________________			________________________

3.	Title and Amount of Securities Underlying Derivative Security
	(Instr. 4)

	Title ________________________	Amount or Number of Shares	__________

4.	Conversion or Exercise Price of Derivative Security
	_______________

5.	Ownership Form of Derivative Security:
	Direct (D) or Indirect (I) (Instr. 5)
	____________________

6.	Nature of Indirect Beneficial Ownership (Instr. 5)
	______________________________________________________________________
___________________________________________________________________________

Explanation of Responses:

(1) Owned directly by Black Bear Fund I, L.P. ("Black Bear I"). Also owned indirectly by Eastbourne Capital Management, L.L.C. ("Eastbourne") as the general partner of Black Bear I and by Richard Jon Barry ("Barry") as the Managing Director of Eastbourne. Eastbourne and Barry disclaim beneficial ownership of the securities reported except to the extent of their respective pecuniary interests in those securities.

(2) Owned directly by Black Bear Offshore Fund Limited ("Black Bear Offshore") Also owned indirectly by Eastbourne as the investment adviser of Black Bear I and by Barry as the Managing Director of Eastbourne. Eastbourne and Barry disclaim beneficial ownership of the securities reported except to the extent of their respective pecuniary interests in those securities.

FORM 3 (continued)							Page 5 of 5 Pages

(3) Owned indirectly by Eastbourne as the investment adviser of the client accounts in which such securities are held and by Barry as the Managing Director of Eastbourne. Eastbourne and Barry disclaim beneficial ownership of the securities reported except to the extent of their respective pecuniary interests in those securities.


Dated:  February 4, 2000		BLACK BEAR FUND I, L.P.
						By:  Eastbourne Capital Management, L.L.C

							/s/ Eric M. Sippel
								Eric M. Sippel
								Chief Operating Officer


						BLACK BEAR OFFSHORE FUND LIMITED
						By:  Eastbourne Capital Management, L.L.C.
							Attorney-in-Fact

							/s/ Eric M. Sippel
								Eric M. Sippel
								Chief Operating Officer

						EASTBOURNE CAPITAL MANAGEMENT, L.L.C.

							/s/ Eric M. Sippel
								Eric M. Sippel
								Chief Operating Officer



							/s/ Richard J. Barry
								Richard J. Barry


**	Intentional misstatements or omissions of facts constitute
	Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
	 If space provided is insufficient, See Instruction 6 for procedure.

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